OPINION OF NICHOLAS V. MOROSOFF


                                                                     Exhibit 5.1


                                                                November 8, 2000


JFAX.COM, INC.
6922 Hollywood Boulevard
Hollywood, California 90028

Ladies and Gentlemen:

     I have acted as General Counsel to the Company in connection with the registration of 1,158,770 shares of the Company's par value US $0.01 per share (the "Shares") under the Securities Act of 1933, as amended ("Securities Act"), as described in the registration statement on Form S-3 (the "Registration Statement") filed with the United States Securities and Exchange Commission (the "Securities and Exchange Commission") on or about the date hereof.

     For the purposes of giving this opinion, I have examined the following documents:

     (1) a copy of the final form of the Registration Statement as provided to me by the Company on November 8, 2000;

     (2) a copy of a unanimous written consent of directors of the Company dated January 21, 2000 setting forth resolutions approving, inter alia, the acquisition by the Company of the outstanding stock of the SureTalk.com, Inc.; and

     (3) a copy of a unanimous written consent of directors of the Company dated June 30, 1998 setting forth resolutions approving, inter alia, the issuance by the Company of certain warrants to certain investors.

I have also examined and relied as to factual matters upon the originals, or copies, certified or otherwise identified to my satisfaction, of the Certificate of Incorporation and By-laws of the Company, certificates of public officials, certificates of officers of the Company, certain agreements to which the Company is a party and such other records, documents, certificates and instruments, and have made such other investigations, as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     I have assumed that (i) the resolutions in writing referred to herein are full and accurate records of resolutions passed in accordance with the by-laws of the Company and that such resolutions have not been amended or rescinded and are in full force and effect, (ii) there is no provision of the law of any jurisdiction, other than Delaware, which would have any implication in relation to the opinion expressed herein, (iii) the Shares fall within the existing authorized share capital of the Company, and (iv) no resolution has been passed by the shareholders of the Company to limit or otherwise fetter the powers granted to the directors of the Company by the by-laws of the Company to issue any unissued shares of the Company on such terms and conditions as they may determine.

     I am licensed to practice law only in the States of New York and California. However, I have not in connection with this opinion made an investigation of the laws of any jurisdiction except the General Corporation Law of the State of Delaware, and nothing in this opinion should be or shall be construed otherwise.

This opinion is limited solely to the laws of the General Corporation Law of the State of Delaware. Subject as mentioned below, this opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

     On the basis of and subject to the foregoing, I am of the opinion that the Shares have been duly authorized, issued, fully paid and are non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nicholas V. Morosoff

______________________________
Nicholas V. Morosoff
General Counsel
JFAX.COM, Inc.